Exhibit (n)(2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

TriplePoint Venture Growth BDC Corp.:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of TriplePoint Venture Growth BDC Corp. and subsidiaries (the “Company”), including the consolidated schedules of investments, as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in net assets, cash flows, and the consolidated financial highlights for the years ended December 31, 2018, 2017, 2016, 2015 and for the period from March 5, 2014 (commencement of operations) to December 31, 2014, and have issued our report thereon dated March 6, 2019. Such consolidated financial statements and financial highlights and our report thereon are included in the Company’s annual report on Form 10-K as of and for the year ended December 31, 2018 and incorporated by reference in the Post-Effective Amendment No. 2 to Registration Statement No. 333-223924 on Form N-2 (the “Prospectus”).

In our opinion, the financial information set forth under the heading “Senior Securities” as of December 31, 2018, 2017, 2016, 2015 and 2014, appearing on page 13 of the Prospectus, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

San Francisco, California

April 5, 2019